 Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1 Registration Statement

(Form Type)

Ludwig Enterprises, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calcula- tion or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registra- tion Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $.001 par value per share (1)(2)	Rule 457(o)	47,000,000	$1.25(3)	$58,750,000	$0.00011020	$6,474.25

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts	$58,750,000	$6,474.25
	Total Fees Previously Paid		$6,474.25
	Total Fee Offsets (4)		$0
	Net Fee Due		$0

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the maximum aggregate offering price of the Registrant’s Common Stock.
(4)	The Registrant does not have any fee offsets.